Exhibit 99.2

Contact: Brett S. Perryman
Laura O’Brien
Affiliated Managers Group, Inc.
(617) 747-3300
pr@amg.com

AMG ANNOUNCES INTENT TO CALL $300 MILLION
OF FLOATING RATE CONVERTIBLE SECURITIES

BOSTON, October 11, 2007 — Affiliated Managers Group, Inc. (NYSE: AMG) today announced its intent to call all of the $300 million aggregate principal amount of its outstanding floating rate senior convertible securities due 2033 (“convertible securities” or “COBRAs”) in February 2008.

Under the terms of the convertible securities, at the time of the call, holders may elect to convert their debentures into shares of AMG common stock.  Based on the trading price of the Company’s common stock, AMG expects that the substantial portion of the debentures will be converted into common stock.

AMG is an asset management company that acquires and holds majority equity investments in a diverse group of boutique investment management firms.  AMG’s affiliated investment management firms managed approximately $267 billion in assets as of June 30, 2007.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2006.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.